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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS
                              ---------------------

                              111 North 6th Street
                                  P.O. Box 679
                             Reading, PA 19603-0679
                        (610) 478-2000 Fax (610) 376-5610
                               www.stevenslee.com


                                 March 20, 2006

Board of Directors
Boardwalk Bancorp, Inc.
201 Shore Road
Linwood, New Jersey 08221

Re: Acquisition of all of the capital stock of Boardwalk Bank by Boardwalk Bancorp, Inc.

Ladies and Gentlemen:

         You have asked us to provide you with our opinion regarding certain material federal income tax consequences of the proposed acquisition (the "Acquisition") by newly-formed Boardwalk Bancorp, Inc., a New Jersey corporation ("Boardwalk") of all of the outstanding common stock of Boardwalk Bank, a New Jersey banking corporation (the "Bank"), as provided in the Plan of Acquisition between Boardwalk and the Bank, dated February 22, 2006. The Acquisition is further described in and will be in accordance with Boardwalk's Securities and Exchange Commission Form S-4 Registration Statement (the "Registration Statement") with which this opinion letter is being filed.

         The Acquisition is structured, and will be completed, as an exchange by the Bank's shareholders of their Bank voting common stock (the "Bank Common Stock") for Boardwalk voting common stock ("Boardwalk Common Stock"). The exchange will be made on a one-share-for-one-share basis. The Bank Common Stock is the only class of stock presently outstanding and will be the only class of capital stock of the Bank outstanding as of the Effective Date. Bank shareholders will be entitled to exercise their statutory rights of dissent to the Acquisition and be paid in cash for their Bank Common Stock by the Bank in accordance with the provisions of New Jersey law. Except as otherwise indicated, capitalized terms used herein have the meanings set forth in the Plan of Acquisition.

         We have acted as counsel to Boardwalk and the Bank in connection with the Acquisition. As such, and for purposes of providing this opinion, we have examined and are relying upon (without any independent verification or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):



A PROFESSIONAL CORPORATION

Philadelphia o Reading o Valley Forge o Lehigh Valley o Harrisburg o Lancaster
    Scranton o Wilkes-Barre o Princeton o Cherry Hill o New York o Wilmington
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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS
                              ---------------------

Board of Directors, Boardwalk Bancorp, Inc.
March 20, 2006
Page 2


         1. the Registration Statement;

         2. the Plan of Acquisition;

         3. the Officer's Certificate provided to us; and

         4. such other instruments and documents related to Boardwalk and the Bank as we have deemed necessary or appropriate.

         In addition, in connection with providing this opinion, we have assumed (without any independent investigation thereof) that:

         1. original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents; and there has been (or will be by the Effective Date) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof;

         2. any representation or statement referred to above made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification, and all statements and representations, whether or not qualified, are true and will remain true through the Effective Date and thereafter where relevant;

         3. the Acquisition will be consummated pursuant to the Plan of Acquisition and will be effective under the law of the State of New Jersey and applicable federal and state banking laws; and

         4. at all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of the Bank has represented or will represent equity for tax purposes; (ii) no outstanding equity of the Bank has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents either a right to acquire Bank capital stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of applying Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein, and if the Acquisition is consummated in accordance with the provisions of the Plan of Acquisition (and without any waiver, breach or amendment of any of the provisions thereof), we are of the opinion that the statements made under the caption "Tax Consequences" in the Registration Statement, insofar as they constitute statements of law or legal conclusions, are correct in all material respects.
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                                  STEVENS & LEE
                              LAWYERS & CONSULTANTS
                              ---------------------

Board of Directors, Boardwalk Bancorp, Inc.
March 20, 2006
Page 3


         Our opinion set forth above is based on the existing provisions of the Code, Treasury Regulations (including Temporary Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "Service") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify the opinion set forth above. Nevertheless, we undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the U.S. federal income tax laws.

         As you are aware, no ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Acquisition. In reviewing this opinion, you should be aware that the opinion set forth above represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel's best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Service or that a court considering the issues would not hold otherwise.

         This opinion is being delivered to the Board of Directors solely for the purpose of being included as an exhibit to the Registration Statement. It may not be relied upon or utilized for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

                                               Very truly yours,

                                               STEVENS & LEE, P. C.


                                               /s/ Stevens & Lee, P.C.
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                                 BOARDWALK BANK
                              OFFICER'S CERTIFICATE

         In connection with the opinion of Stevens & Lee to be filed as part of the Registration Statement on Securities and Exchange Commission Form S-4 by Boardwalk Bank, Inc., a New Jersey corporation ("Boardwalk"), as to certain of the federal income tax consequences of the proposed holding company formation transaction pursuant to which Boardwalk Bank, a New Jersey banking corporation (the "Bank"), will become a wholly-owned subsidiary of Boardwalk and the shareholders of the Bank will become the shareholders of Boardwalk, and recognizing that Stevens & Lee will rely on this Certificate in delivering such opinion, the undersigned authorized officer of the Bank hereby certifies on behalf of Boardwalk and the Bank that, to the best knowledge and belief of the managements of Boardwalk and the Bank, at all times up to and including the effective date of the holding company formation transaction (the "Effective Date"):

         1. The fair market value of the Boardwalk voting common stock ("Boardwalk Common Stock") to be received by each Bank shareholder will be approximately equal to the fair market value of the Bank voting common stock ("Bank Common Stock") surrendered in the exchange.

         2. There is no plan or intention on the part of the shareholders of the Bank to sell, exchange, or otherwise dispose of, to Boardwalk or the Bank and/or any person related to any of them (as determined under Treasury Regulation
Section 1.368-1(e)), a number of shares of Boardwalk Common Stock to be received in the transaction that would reduce such shareholders' ownership of Boardwalk Common Stock to a number of shares having a value, as of the Effective Date, of less than 40% of the value of all of the formerly outstanding Bank Common Stock as of that date. Shares of Bank Common Stock surrendered by dissenters will be considered in making this representation. Moreover, shares of Bank Common Stock held by the Bank's shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in connection with this representation.

         3. The Bank has no plan or intention to issue additional shares of Bank Common Stock that would result in Boardwalk losing "control" of the Bank within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         4. Boardwalk has no plan or intention to liquidate the Bank; to merge the Bank into another corporation; to cause the Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Bank Common Stock acquired in the transaction, except for transfers described in Code
Section 368(a)(2)(C).

         5. Boardwalk has no plan or intention to reacquire any of its stock issued in the transaction.



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         6. Boardwalk, the Bank and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the transaction; provided, however, that the Bank will directly pay or indirectly pay (through the payment of post-transaction dividends) those expenses incurred by Boardwalk, which expenses include (i) the cost of formation of Boardwalk, its qualification as a bank holding company, and similar costs, and (ii) costs in the nature of the expenses described in Revenue Ruling 73-54, 1973-1 C.B. 187.

         7. Boardwalk will acquire Bank Common Stock solely in exchange for Boardwalk Common Stock. For purposes of this representation, Bank Common Stock redeemed for cash or other property furnished by Boardwalk will be considered as acquired by Boardwalk. Further, no liabilities of the Bank or the shareholders of the Bank will be assumed by Boardwalk, nor will any of the Bank Common Stock be subject to any liabilities.

         8. Immediately after the transaction, the Bank will not have any outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect Boardwalk's acquisition or retention of "control" of the Bank within the meaning of Code Section 368(c).

         9. Boardwalk does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any stock of the Bank.

         10. Following the transaction, the Bank will continue its "historic business" use a "significant portion" of its "historic business assets" in a business (as such terms are used in Treasury Regulation Section 1.368-1(d)).

         11. No two parties to the transaction are "investment companies" as defined in Code Sections 368(a)(2)(F)(iii) and (iv).

         12. The Bank will pay its dissenting shareholders the value of their Bank Common Stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Boardwalk, nor will Boardwalk directly or indirectly reimburse the Bank for any payments to dissenters.

         13. On the Effective Date, the fair market value of the assets of the Bank will exceed the sum of its liabilities plus the liabilities, if any, to which the assets of the Bank are subject.

         14. None of the compensation to be received by any shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock. The compensation to be paid to shareholder-employees under employment agreements will be for services actually rendered and will be commensurate with amounts paid by third parties bargaining at arm's length for similar services. None of the Boardwalk Common Stock to be received by any shareholder-employee of the Bank is separate consideration for any compensation owed to such shareholder-employee.



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         IN WITNESS WHEREOF, I have, on behalf of Boardwalk and the Bank, signed this certificate as of the 20th day of March, 2006.

                                          BOARDWALK BANCORP, INC.


                                          By: /s/ Michael D. Devlin
                                            ------------------------------------
                                          Name:  Michael D. Devlin
                                          Title: Chairman, President and CEO



                                          BOARDWALK BANK


                                          By: /s/ Michael D. Devlin
                                             -----------------------------------
                                          Name:  Michael D. Devlin
                                          Title: Chairman, President, CEO





















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